Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Contacts:	Media Contacts:
Christopher Chai	John Bluth
Vice President, Treasury and Investor Relations	Senior Director, Corporate Communications
CV Therapeutics, Inc.	CV Therapeutics, Inc.
(650) 384-8560	(650) 384-8850

DATA FROM EVALUATION OF RANOLAZINE IN CHRONIC ANGINA (ERICA) STUDY PRESENTED AT AMERICAN HEART ASSOCIATION SCIENTIFIC SESSIONS 2005

DALLAS, November 16, 2005 -- CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that data from the Evaluation of Ranolazine In Chronic Angina (ERICA) study presented today at the American Heart Association 2005 Scientific Sessions demonstrated that Ranexa™ (ranolazine) met the primary endpoint of reducing weekly angina frequency compared to placebo (p=0.028). Ranexa was well tolerated and there were no cases of syncope in the study.

The company included the results of ERICA in an amendment to the Ranexa new drug application (NDA) submitted to the FDA in July 2005. The NDA amendment was submitted as a complete response to the October 2003 approvable letter. The Prescription Drug User Fee Act date for FDA action on the Ranexa NDA amendment is January 27, 2006.

ERICA was conducted under the FDA's special protocol assessment (SPA) process. Under the SPA agreement, these positive data from ERICA could support the approval of Ranexa for the treatment of chronic angina in a restricted patient population.

"Angina has a tremendous impact on many patients and families every year and there has not been a new medical approach to treating angina in the United States in more than a quarter century," said Peter Stone, M.D., co-director, Samuel A. Levine Cardiac Unit, Brigham and Women's Hospital in Boston. "The clinical data suggest that, if approved, ranolazine could offer a new alternative for appropriate angina patients."

If approved, Ranexa would represent the first new class of anti-anginal therapy in the United States in more than 25 years. Chronic angina is a serious and debilitating heart condition, usually associated with coronary artery disease and marked by repeated and sometimes unpredictable attacks of chest pain. It affects approximately 6.4 million people in the United States.

Study Design

ERICA was a multi-national, double-blind, randomized, placebo-controlled, parallel group study to evaluate the effectiveness of Ranexa (1000 mg twice daily) in 565 patients with chronic angina who had more than three angina attacks per week despite daily treatment with the maximum labeled dose of amlodipine (10 mg daily), a calcium channel blocker approved for the treatment of chronic angina. Eligible patients were randomized to receive Ranexa 1000 mg or placebo twice daily, in addition to a daily dose of 10 mg of amlodipine, during a six week assessment period. Long acting nitrates (LANs) were allowed as background therapy at the start of the study, and were used by 45 percent of patients in the study.

The primary efficacy endpoint of ERICA was angina frequency. Other objectives of ERICA were to gather additional data on the safety and tolerability of Ranexa and to learn more about the effect of Ranexa on nitroglycerin consumption during angina attacks and quality of life.

Prior to entering the study, patients were required to have had at least two weeks of treatment with amlodipine 10 mg daily, with the discontinuation of other anti-anginal therapy for at least five days. Eligible patients must have had documented evidence of coronary artery disease or prior myocardial infarction, in addition to a diagnosis of chronic angina.

Patients were enrolled from 46 sites in six countries.

Study Results

In addition to significantly decreasing (p=0.028) mean angina episodes per week compared to placebo, Ranexa also significantly reduced (p=0.014) mean nitroglycerin use per week without a change in heart rate or blood pressure. The Seattle Angina Questionnaire, a survey instrument, showed significant improvement (p=0.008) in angina frequency among individuals taking Ranexa compared to those on placebo. In the study, the treatment effect of Ranexa appeared consistent across subgroups of gender, age and concomitant use of LANs. Forty-five percent of patients in the study were on concomitant LANs. Ranexa was well tolerated and there were no observed differences in the frequency of serious adverse events between Ranexa and placebo.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics currently has three programs in commercial or late-stage development: ACEON® (perindopril erbumine) Tablets, RanexaTM (ranolazine) and regadenoson. CV Therapeutics also has other clinical and preclinical drug development candidates and programs. The company co-promotes ACEON®, an ACE inhibitor, for the treatment of essential hypertension and reduction of the risk of cardiovascular mortality or non-fatal myocardial infarction in patients with stable coronary artery disease. Ranexa is being developed as a novel potential treatment for chronic angina. Regadenoson is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Ranexa and regadenoson have not been approved for marketing by any regulatory authorities.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, clinical studies, regulatory review and approval, and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of products; market acceptance of products; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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